Exhibit 99.1

AMBASSADORS INTERNATIONAL, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE AMERICAN WEST CRUISES

Newport Beach, California, December 27, 2005 – Ambassadors International, Inc. (Nasdaq:AMIE) (the “Company”), announced today that it has signed a definitive agreement to acquire 100% of the membership interests of American West Steamboat Company LLC and related entities (“American West Cruises”) from Oregon Rail Holdings, LLC.

American West Cruises is one of North America’s premier river and coastal cruise companies operating unique, historical and nature-oriented cruise itineraries on the Columbia and Snake rivers, Alaska’s Inside Passage, British Columbia and Washington’s Puget Sound. Founded in 1995, American West Cruises currently operates two vessels, the 231-passenger Empress of the North and the 150-passenger Queen of the West. American West Cruises’ voyages are exemplified by their Cruise Into History® experience in which guests and crew recreate the grandeur of the past on the company’s luxurious, modern-day sternwheelers with onboard historians and naturalists, visiting historical points of interest and cruising through natural scenic wonders.

The Company also announced that David Giersdorf will join the Company as President and Chief Operating Officer of Ambassadors Cruise Group, LLC, a wholly-owned subsidiary of the Company established to own and operate American West Cruises. Mr. Giersdorf is a well-known and respected cruise industry executive. He was most recently Executive Vice President, Marketing and Sales for Holland America Line Inc., part of Carnival Corporation’s family of cruise lines. From 1999 to 2004, Mr. Giersdorf was responsible for global brand management, product planning, revenue management, sales, distribution and public relations for Holland America and its subsidiary companies Windstar Cruises and Holland America Tours. Mr. Giersdorf served as Chairman of Cruise Lines International Association in 2004. From 1989 to 1991, he held the position of Vice President, Windstar Cruises. Mr. Giersdorf has over 30 years of operational and marketing experience in the cruise and tour industries. During his career, Mr. Giersdorf has also successfully operated a number of entrepreneurial marketing, advertising and tour and cruise companies.

The transaction is subject to the approval of certain debt covenant amendments by the U.S. Department of Transportation, as well as customary closing conditions, and is expected to close during the first quarter of 2006. Under the terms of the agreement, Ambassadors Cruise Group will acquire the membership interests of American West Cruises for one dollar, repay certain outstanding indebtedness of approximately $4.3 million currently held by American West Cruises and assume approximately $41.5 million in fixed-rate, 4.63% debt payable through 2028 and guaranteed by the U.S. Maritime Administration. In addition, the transaction consideration consists of 250,000 shares of the Company’s restricted common stock, which is subject to forfeiture to the Company if certain future financial targets are not met during the four years following the close of the transaction.

Joe Ueberroth, President and CEO of the Company, stated, “We are excited to be announcing the pending acquisition of American West Cruises along with its excellent vessels and dedicated team. We are pleased with our entry into the small-ship cruise industry, the addition of David Giersdorf to lead the talented team and the platform that American West Cruises represents. Additionally, the vast majority of cash on the parent company’s balance sheet remains intact and is not restricted by this transaction. Management believes that the Company should be well positioned to acquire complementary companies in the niche cruise segment.”

Conference Call:

Ambassadors International, Inc. will host a conference call to discuss the strategic and financial aspects of the acquisition on Wednesday, December 28, 2005 at 10:00 a.m. Pacific Daylight Time. Interested parties may join the call by dialing (800) 862-9098, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial (888) 566-0164 and follow the prompts or visit our website at www.ambassadors.com/investor. A webcast will be made available following the conference call.

About Ambassadors International, Inc.:

Ambassadors International, Inc. provides travel and event management services for corporations, associations and tradeshows through its wholly-owned subsidiary, Ambassadors, LLC. Ambassadors, LLC provides a full range of services including incentive travel, merchandise award programs and corporate meeting management services as well as provides comprehensive hotel reservation, registration and travel services for meetings, conventions and tradeshows. The Company also operates marina facilities in both the United States and Mexico through its BellPort Group, Inc. subsidiary. In addition, the Company has a specialty reinsurance company, Cypress Reinsurance, Ltd, that participates in selective reinsurance programs. Headquartered in Newport Beach, CA, the Company has offices in San Diego, CA, San Rafael, CA, Atlanta, GA and Chicago, IL.

Forward-Looking Statements:

This press release contains forward-looking statements that involve various risks and uncertainties. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, general economic financial and business conditions, overall conditions in the travel services and insurance markets, potential claims related to the Company’s reinsurance business, the Company’s ability to consummate the acquisition of American West Steamboat in a timely manner or at all, the Company’s ability to successfully integrate the operations of companies or businesses it acquires and realize the expected benefits of its acquisitions (including the acquisition of American West Cruises), the Company’s ability to successfully and efficiently operate the businesses that it acquires (including American West Cruises) and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other documents that the Company files with the Securities and Exchange Commission. The Company is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

For further information please contact: Brian Schaefgen of Ambassadors International, Inc., +1-949-759-5900.